Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 26, 2007, relating to the financial statements of Dillard’s, Inc. Investment & Employee Stock Ownership Plan for Full-Time Employees and Dillard’s, Inc. Investment & Employee Stock Ownership Plan for Part-Time Employees (which reports express unqualified opinions and include explanatory paragraphs relating to the adoption of Financial Accounting Standards Board Staff Position FSP AAG INV-1 and SOP 94-4-1) appearing in the Annual Report on Form 11-K of Dillard’s, Inc. Retirement Plan Trust for the year ended December 31, 2006.

Dallas, Texas
November 20, 2007